EXHIBIT 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements Nos. 333-100801 and 333-143402 on Form S-8 of Franklin Resources, Inc. of our report dated September 16, 2011, relating to our audit of the statement of financial condition of the Franklin Resources, Inc. 1998 Employee Stock Investment Plan (the “Plan”) as of July 31, 2011 and the related statements of changes in plan equity for the years ended July 31, 2011 and 2010 appearing in this Annual Report on Form 11-K of the Plan for the year ended July 31, 2012.

/s/ Perry-Smith LLP
Sacramento, California
September 11, 2012